Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of September 8, 2026 (the “Effective Date”), by and between Starton Holdings Inc., a Delaware corporation with its principal place of business located at 215 College Road, Suite #300, Paramus, NJ 07652 (the “Company”), and Saleem Elmasri, an individual residing at 6 Highland Avenue, Madison, NJ 07940 (the “Executive”). The Company and the Executive are collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Company is a clinical stage biotechnology company currently focused on targeted dermal delivery of medicines to reduce drug exposure while improving efficacy;

WHEREAS, Titan Advisory Services LLC (“Titan”), a New York limited liability company with its principal place of business located at 214 Walnut Avenue, Cranford, NJ 07016, has been providing various business advisory services to the Company, and the Executive has been serving as an advisor to the Company through Titan pursuant to a consulting agreement between Starton and Titan; and

WHEREAS, the Company desires to engage the Executive directly as a full-time employee to serve as its Chief Financial Officer, and the Executive desires to accept such employment, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Employment Term, Position and Duties.

A.	Term. This Agreement will be effective from the Effective Date and will continue in effect until it is terminated in accordance with Section 4 of this Agreement (the “Employment Term”). The Executive’s employment with the Company is “at-will” and may be terminated at any time by either Party in accordance with Section 4 of this Agreement. Nothing in this Agreement shall be construed to create a guaranteed term of employment.

B.	Position and Duties. The Executive shall serve as Chief Financial Officer (“CFO”) of the Company on a full-time basis. During the Employment Term, the Executive shall report directly to the Chief Executive Officer for day-to-day operations and to the Audit Committee of the Board of Directors of the Company for financial governance, and the Executive will be assigned tasks, responsibilities, and duties as the Chief Executive Officer sees fit. Such duties are expected to encompass oversight and execution of the Company’s financial strategy in support of its near- and long-term growth objectives, including responsibility for financial planning and analysis, capital structure, treasury and liquidity management, accounting and reporting, internal controls, and oversight of all filings with the Securities and Exchange Commission. The Executive will support the identification and evaluation of opportunities for value creation, strategic transactions, and long-term partnerships from a financial and risk-management perspective, and will assist in the financial aspects of relationships with key stakeholders where relevant to the Company’s operations. All such duties shall be performed under the supervision of the Chief Executive Officer. In addition, the Executive must be prepared to undertake such other finance-related or administrative responsibilities as may be assigned by the Company from time to time. The Executive agrees to devote substantially all of his business time, attention, and best efforts to the performance of his duties hereunder and to the advancement of the business and interests of the Company.

C.	Policies. The Executive agrees to abide by the Company’s rules, regulations, instructions, personnel practices, and policies and any changes therein that may be adopted from time to time by the Company in its sole discretion.

D.	Place of Performance. Initially, the Executive may work remotely from his residence, Titan’s offices, at the Company’s established principal executive office, or from any other location approved by the Company as appropriate to conduct the Company’s business. The Company retains flexibility to modify the place of performance upon reasonable notice to the Executive.

E.	Public Company Obligations. The Executive acknowledges that, upon the Company’s completion of an initial public offering or listing of its securities on a national securities exchange (an “IPO”), the Executive will be subject to the obligations and restrictions applicable to officers of a publicly traded company, including without limitation: (i) compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the timely filing of Forms 3, 4, and 5; (ii) compliance with the short-swing profit disgorgement provisions of Section 16(b) of the Exchange Act; (iii) execution and delivery of all certifications required of the Company’s Chief Financial Officer pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; (iv) compliance with the Company’s insider trading policy, trading window restrictions, and any pre-clearance procedures as adopted from time to time; and (v) compliance with all other applicable securities laws, rules, and regulations applicable to officers of publicly traded companies.

F.	IPO Lockup. In connection with the Company’s IPO, the Executive agrees to execute and deliver any lockup agreement or similar restriction on the sale or transfer of the Company’s securities as may be reasonably requested by the Company or the managing underwriter(s) of such offering, for a period not to exceed one hundred eighty (180) days following the effective date of the IPO registration statement (or such longer period as may be required by the underwriters to the extent applicable to all executive officers and directors of the Company).

G.	Outside Business Activities. Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that Executive is and will remain the owner of Titan and that Executive has certain ongoing responsibilities and obligations with respect to Titan and its existing clients. Executive shall be permitted to continue to devote reasonable time and attention to such responsibilities and obligations, provided that such activities do not materially interfere with Executive’s performance of his duties and responsibilities to the Company. In the event the Company reasonably determines that Executive’s activities or obligations with respect to Titan are materially interfering with Executive’s performance of his duties to the Company, the Company shall provide Executive with written notice describing the nature of such interference. Executive shall thereafter have thirty (30) days to take reasonable steps to remediate such interference to the reasonable satisfaction of the Company. The continuation of Executive’s ownership of Titan or performance of services or obligations for Titan or its existing clients shall not, by itself, constitute a breach of this Agreement or Cause for termination. If Executive fails to reasonably remediate the identified interference within such thirty (30)-day period, the Company may terminate Executive’s employment in accordance with Section 4 of this Agreement.

2.	Compensation and Benefits.

A.	Base Salary. The Company will pay to the Executive a base salary of $430,000 per annum (the “Base Salary”), payable in accordance with the Company’s customary payroll schedule, less applicable taxes and withholdings. The Base Salary shall be subject to review and adjustment by the Board of Directors of the Company (or a committee thereof) from time to time in its sole discretion.

B.	Annual Discretionary Bonus. The Executive shall be eligible to receive an annual discretionary bonus with a target of forty percent (40%) of the Executive’s Base Salary (the “Target Bonus”). The actual amount of any annual bonus, if any, shall be determined in the sole discretion of the Board of Directors or its Compensation Committee based on the achievement of performance criteria and objectives as may be established from time to time. Any annual bonus earned shall be paid no later than May 15 of the fiscal year following the fiscal year in which the bonus is earned. The Executive must be actively employed by the Company on the date the bonus is paid to be eligible to receive such bonus, except as otherwise provided in Section 5 of this Agreement. For the fiscal year ending March 31, 2027, the Executive’s bonus shall be prorated based on the portion of the year during which the Executive was employed by the Company. For the fiscal year ending March 31, 2028, the Executive’s annual bonus shall be guaranteed at no less than forty percent (40%) of the Executive’s Base Salary in effect for such year. Notwithstanding anything to the contrary herein, if the Executive is terminated by the Company without Cause or resigns for Good Reason after March 31, 2028 but prior to the payment of the annual bonus for the April 1, 2027 to March 31, 2028 fiscal year, the Executive shall remain entitled to receive the full annual bonus for that fiscal year, payable at the same time such bonuses are paid to the Company’s other senior executives, but in no event later than May 15, 2028. If the Executive is terminated by the Company without Cause or resigns for Good Reason during the April 1, 2027 to March 31, 2028 fiscal year, the Executive shall be entitled to a prorated portion of the guaranteed annual bonus for that fiscal year based upon the portion of the fiscal year through the Executive’s date of termination.

C.	Equity Compensation. Subject to necessary approvals, including Board or Compensation Committee approval as may be applicable, the Executive shall be granted restricted stock units (“RSUs”) of the Company’s common stock (the “Initial Award”), in one or more issuances, such that such Initial Award shall represent 0.60% of the Company’s common stock, consistent with the Company’s RSU Plan and the treatment of other senior executives of the Company. The Initial Award shall vest consistent with the specific terms and conditions to be set forth in the Company’s RSU Plan and the treatment of other senior executives of the Company. Following the completion of the Company’s anticipated IPO, the Company shall use commercially reasonable efforts to register the shares of common stock underlying the Initial Option Award (and any subsequent equity awards) on a Registration Statement on Form S-8 (or any successor form). The Executive shall also be eligible to receive additional equity awards from time to time in the sole discretion of the Board of Directors or its Compensation Committee. Following the completion of the Company’s anticipated IPO, the Executive shall be permitted to establish a trading plan in accordance with Rule 10b5-1 under the Exchange Act, subject to the Company’s insider trading policy, pre-clearance procedures, and applicable blackout periods.

D.	Fringe Benefits. The Executive will be entitled to participate in any group insurance, medical, pension, retirement, expense reimbursement, or other plans, programs, or benefits the Company offers to executives, according to the terms of those plans or programs. The Company is not obligated to adopt or maintain any particular plan, program, or benefit and may amend, modify, or terminate any plan, program, or benefit at any time in its sole discretion with or without advance notice to the Executive.

E.	Paid Time Off. The Executive shall be entitled to paid time off (PTO) in a form and manner consistent with the Company’s PTO policies and procedures as in effect from time to time.

F.	Reimbursement for Expenses. The Company will reimburse the Executive for all reasonable expenses, including reasonable travel expenses, lodging, and meals while traveling, business meals, and other expenses incurred or paid by the Executive in connection with or related to the performance of his duties, responsibilities, or services under this Agreement, in accordance with applicable Company policies and procedures and upon presentation by the Executive of documentation, expense statements, receipts, vouchers, and/or such other supporting information as the Company may request. The Company will provide the Executive with a cell phone and laptop computer for use in connection with the Company’s business.

G.	Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive or Director of the Company, against all costs, charges, and expenses incurred or sustained by the Executive in connection with any action, suit, or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer of the Company or of any subsidiary or affiliate of the Company. The rights of the Executive under this Section shall survive the termination of the employment of the Executive by the Company. To the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), covering individuals who are current and/or former officers or directors of the Company, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) as are available to other senior executives of the Company. Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

3.	Confidential Information.

A.	Definition. “Confidential Information” shall mean and include, without limitation, all non-public Company information, whether written or oral, tangible or intangible, of a private, secret, proprietary, or confidential nature, of or concerning the Company and its business and operations, including without limitation, any trade secrets or know-how, computer software programs in both source code and object code form and any rights relating thereto, information relating to any product (whether actual or proposed), development (including any improvement, advancement, or modification thereto), technology, technique, process, or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), any operational and management guidelines, any corporate and commercial policies, any cost, pricing, or other financial data or projections, the identity and background of any customer, prospect, or supplier, and any other information which is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party or any other information that the Company may, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure.

B.	Use and Disclosure. The Executive agrees that at all times during and after his employment with the Company, the Executive shall: (i) hold the Confidential Information in confidence and refrain from disclosing or transmitting any Confidential Information to any other party; (ii) use the Confidential Information solely in connection with his employment with the Company and for no other purpose; and (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied, or disclosed to third parties, without the prior written consent of the Company.

C.	Return of Confidential Information. Upon the Executive’s separation of employment with the Company for any reason, the Executive shall, within ten (10) business days after the separation, inventory and deliver to the Company all Confidential Information in his possession, custody, or control, without retaining any copies, extracts, or other reproductions, whether in hard copy or electronic form, in whole or in part thereof.

D.	Ordered Disclosure. If the Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Executive shall disclose only that portion of the Confidential Information that the Executive is ordered and legally obligated to disclose. The Executive shall promptly provide written notice of any such order to an authorized officer of the Company.

E.	Permitted Legal Disclosures. Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, state, or local government official, or an attorney, for the sole purpose of reporting or investigating a violation of law. The Executive may disclose trade secrets in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. If the Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his attorney and use the trade secret in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.	Termination of Employment.

A.	No Set Length of Employment. This Agreement does not guarantee any specific length of employment, except as specifically provided in this Section.

B.	Voluntary Termination by Executive. The Executive may terminate his employment, for any or no reason, upon sixty (60) days’ written notice to the Company.

C.	Death. The Employment Term and the Executive’s employment will be terminated automatically upon the date of the Executive’s death.

D.	Disability. The Company may terminate the Employment Term and the Executive’s employment, without notice, if the Executive is unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period. Any question as to the existence of the Executive’s disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually selected by the Executive and the Company. The determination of disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. Nothing in this Section will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

E.	Termination for Cause. The Employment Term and the Executive’s employment may be terminated by the Company immediately and without notice for Cause. “Cause” shall mean: (1) the Executive’s conviction of or entry of a plea of guilty or nolo contendere to any felony or crime that constitutes a misdemeanor involving moral turpitude; (2) the Executive’s refusal to perform his reasonably assigned duties for the Company (other than as a result of the Executive’s incapacity due to physical or mental illness); (3) the Executive engaging in any act of material dishonesty or fraud; (4) the Executive engaging in willful misconduct or gross negligence in the performance of his duties; (5) the Executive’s material breach of this Agreement (other than violation of policies); or (6) the Executive violating material written policy applicable to the Executive; provided, however, that (i) Cause shall not exist under clauses (2), (5), or (6) above unless the Company has delivered written notice to the Executive, signed by a duly authorized officer of the Company, specifying the event(s) above providing Cause, and (ii) the Executive has failed to reasonably cure, if curable, such event(s) within thirty (30) days of receiving such written notice.

F.	Termination Without Cause. The Employment Term and the Executive’s employment hereunder may be terminated by the Company without Cause upon sixty (60) days’ written notice to the Executive.

G.	Resignation for Good Reason. The Executive may terminate his employment for “Good Reason” upon thirty (30) days’ prior written notice to the Company specifying the grounds for such termination; provided, that (i) such notice must be given within forty-five (45) days after the Executive first becomes aware of the occurrence of the event constituting Good Reason, and (ii) the Company shall have a period of thirty (30) days following receipt of such notice to cure the condition giving rise to Good Reason. If the Company fails to cure within such thirty (30) day period, the Executive’s resignation for Good Reason shall be effective on the day immediately following the expiration of such cure period. “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent: (1) a material diminution in the Executive’s title, duties, authority, or responsibilities including, but not limited to, Executive’s authority over financial and accounting matters; (2) a material reduction in the Executive’s Base Salary or Target Bonus opportunity (other than a reduction of less than twenty-five percent (25%) that is applied proportionally to all senior executives of the Company); (3) a relocation of the Executive’s principal place of employment by more than fifty (50) miles from the Executive’s then-current principal place of employment; (4) a material breach of this Agreement by the Company; (5) failure to maintain a directors’ and officers’ liability insurance policy at no less than limits in place as of the Effective Date; (6) requiring executive to report to any person other than to the Chief Executive Officer for day-to-day operations or to the Audit Committee of the Board of Directors for financial governance matters; and (7) failure to timely pay compensation or honor equity/severance obligations.

H.	Resignation from Company Positions. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer, Board, or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation with respect to the foregoing (i) and (ii).

5.	Severance Upon Termination Without Cause.

A.	Severance Benefits. In the event the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(F) or by the Executive for Good Reason pursuant to Section 4(G), and subject to Section 5(B) below, the Executive shall be entitled to receive the following severance benefits:

(i)	Continuation of the Executive’s Base Salary for a period of six (6) months following the date of termination, payable in accordance with the Company’s customary payroll schedule (the “Severance Payment”);

(ii)	Full acceleration and vesting of any unvested RSUs included in the Initial Award granted pursuant to Section 2(C) of this Agreement; provided, however, that this acceleration shall not apply to any subsequent equity award(s) granted to the Executive after the Effective Date unless otherwise agreed to in writing by the Company or required under the terms of the Company’s plan covering such subsequent equity award(s);

(iii)	Continuation of the Executive’s group health insurance benefits during the severance period, to the extent permitted by and subject to the terms of the applicable plans and applicable law, with the Company continuing to pay its share of premiums as if the Executive remained actively employed; and

(iv)	Payment of any accrued but unpaid Base Salary and reimbursement of any expenses incurred through the date of termination in accordance with Section 2(F).

B.	Release of Claims. The Executive’s receipt of the severance benefits described in Section 5(A) shall be conditioned upon the Executive’s execution and non-revocation of a general release of claims in a form reasonably satisfactory to the Company (the “Release”) within the time period specified therein (and in no event later than sixty (60) days following the date of termination). No severance benefits shall be paid or provided until the Release becomes effective and irrevocable.

C.	No Additional Benefits. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Company, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement, except indemnification pursuant to this Agreement, shall terminate on the date of termination of the Executive’s employment with the Company under the terms of this Agreement.

6.	Change of Control.

A.	Definition. “Change of Control” shall mean the occurrence of any of the following events: (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities; (2) the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, unless the stockholders of the Company immediately prior to such transaction hold more than fifty percent (50%) of the combined voting power of the surviving or resulting entity immediately following such transaction; (3) the sale or disposition of all or substantially all of the Company’s assets; or (4) a change in the composition of the Board of Directors such that, during any period of twenty-four (24) consecutive months, the individuals who constituted the Board of Directors at the beginning of such period (together with any new directors whose election or nomination was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors.

B.	Change of Control Severance. In the event that (i) a Change of Control occurs and (ii) within the twelve (12) month period following such Change of Control, the Executive’s employment is terminated by the Company (or its successor) without Cause or the Executive resigns for Good Reason (a “Qualifying CIC Termination”), then, in lieu of (and not in addition to) the severance benefits set forth in Section 5(A), and subject to the Executive’s execution and non-revocation of the Release as described in Section 5(B), the Executive shall be entitled to receive: (a) a lump sum payment equal to twelve (12) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Change of Control or the date of termination, whichever is higher); (b) a lump sum payment equal to the Executive’s Target Bonus for the year in which the termination occurs (pro-rated for the portion of the year elapsed through the date of termination); (c) full acceleration and vesting of all unvested equity awards then held by the Executive (including both the Initial Award and any subsequent equity awards); and (d) continuation of the Executive’s group health insurance benefits for twelve (12) months following the date of termination, to the extent permitted by and subject to the terms of the applicable plans and applicable law, with the Company continuing to pay its share of premiums as if the Executive remained actively employed.

C.	Section 280G. In the event that any payments or benefits provided to the Executive under this Agreement or otherwise in connection with a Change of Control would constitute “parachute payments” within the meaning of Section 280G of the Code, the payments and benefits shall be reduced to the extent necessary so that no portion of such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, but only if such reduction would result in the Executive retaining a greater after-tax amount than the Executive would retain if no reduction were made. Any such reduction shall be applied in the order that produces the greatest economic benefit to the Executive (or, if economically equivalent, in reverse chronological order). The determination of whether any reduction is required and the amount thereof shall be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to the Executive, at the Company’s expense.

7.	Restrictive Covenants.

The Executive acknowledges that in connection with his employment, the Executive will have access to specific trade secrets, Confidential Information (as defined herein), including but not limited to confidential business lists, other confidential records, customer goodwill, and specialized training belonging to the Company, any or all of which have great competitive value to the Company, the misuse of which would cause the Company irreparable harm, and which justify the reasonable restraints on the Executive’s post-employment activities as set forth in this Agreement. For the avoidance of doubt, nothing in this Section 7 shall prohibit Executive from continuing to own or operate Titan or from providing services through Titan following termination of Executive’s employment, provided that Executive does not use or disclose the Company’s Confidential Information or directly or indirectly solicit the Company’s employees, strategic partners, or vendors in violation of this Section.

A.	Non-Competition. The Executive agrees that, for a period of twelve (12) months following the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, member, stockholder (other than as a holder of less than two percent (2%) of the outstanding shares of a publicly traded company), officer, director, or otherwise, engage in, assist, or have any active interest in any person, organization, or entity that is engaged in a business that competes with the business of the Company within the geographic area in which the Company conducts business as of the date of the Executive’s termination.

B.	Non-Solicitation of Employees. The Executive agrees that, during the Restricted Period, the Executive shall not directly or indirectly hire, offer to hire, employ, or cause any business directly or indirectly controlled by him, or that employs him, to hire, offer to hire, or employ any person who was employed by the Company at any time during the last twelve (12) months of the Executive’s employment, or in any manner solicit, attempt to solicit, or induce any such person to leave his or her employment with the Company.

C.	Non-Solicitation of Strategic Partners and Vendors. The Executive agrees that, during the Restricted Period, the Executive shall not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, any strategic partner, vendor, supplier, or business relationship of the Company with whom the Executive had material contact, or about whom the Executive obtained or reviewed Confidential Information, at any time during the last twelve (12) months of his employment, for the purpose of providing or receiving products or services that are competitive with those provided by or to the Company. This provision shall not apply to any preexisting relationships or to general vendors whose provision of services would not materially affect the Company.

D.	Remedies. In the event of a breach or threatened breach by the Executive of the Restrictive Covenants in this Section 7, the Executive hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. Further, if the Executive fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any severance amounts paid to the Executive under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement.

E.	Tolling. If the Executive violates any of the post-termination obligations in this Section, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

F.	Judicial Modification. In the event a court of competent jurisdiction concludes that any of the restrictions in this Section 7 are unreasonable in scope, duration, or geographic area, the Parties agree that such court shall have the power to reduce or modify such restriction to the minimum extent necessary to make such restriction enforceable, and such restriction as so modified shall be enforced.

8.	Ownership of Work Product/Inventions.

A.	Company Work Product. The Company shall own all work product, materials, inventions, developments and other intellectual property created by the Executive specifically in connection with and in the course of performing his duties for the Company (“Company Work Product”). Executive hereby assigns to the Company all right, title and interest he may have in such Company Work Product. The Executive agrees and acknowledges that all Company Work Product that is conceived, created, designed, developed, or contributed by the Executive in his capacity as an employee of the Company is deemed to be (i) within the scope of his employment and (ii) “works made for hire” under the U.S. Copyright Act (or other applicable statute or common law), and that all worldwide rights, title, and interest in and to any and all Company Work Product shall be and remain the exclusive property of the Company, free from any legal or equitable claim of right, title, or interest which the Executive might have in or with respect thereto. During and after the term of the Executive’s employment with the Company, the Executive shall from time to time and when requested by the Company and at the Company’s expense, but without further consideration to the Executive, execute all papers and documents and perform all other acts necessary or appropriate, in the sole discretion of the Company, to evidence or further document the Company’s ownership of the Company Work Product and the above-mentioned proprietary rights therein.

B.	Excluded Work Product. Notwithstanding the foregoing, Company Work Product shall not include, and Executive shall retain all right, title and interest in, any work product, materials, methodologies, templates, processes, know-how or other intellectual property that: (i) was developed or owned by Executive or Titan prior to Executive’s employment with the Company; (ii) is developed in connection with Executive’s permitted activities for Titan or its clients without the use of the Company’s Confidential Information; (iii) is developed without use of the Company’s Confidential Information and is unrelated to the Company’s business; or (iv) constitutes Executive’s general knowledge, skills, experience, methodologies or know-how. The use or adaptation of any such materials by Executive in performing services for the Company shall not transfer ownership of such materials to the Company.

C.	Company Confidential Information. Nothing in this Section permits Executive or Titan to use or disclose the Company’s Confidential Information in connection with any outside business activity.

9.	Compliance with Section 409A of the Internal Revenue Code.

All payments under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations thereunder. References in this Agreement to “termination of employment” or any words to similar effect shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). The Parties intend that if any payments hereunder are paid in two or more installments, each installment of such payments shall constitute a separate “payment” for purposes of Section 409A of the Code.

Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates, the Executive is a “specified employee” (as such term is defined under Treasury Regulation Section 1.409A-1(i)) of the Company and (ii) that any payment or payments to be provided to the Executive pursuant to this Agreement constitute deferred compensation (as defined within applicable regulations under Section 409A of the Code after taking into account all applicable exemptions) payable on account of a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)), then such payments shall be delayed until after the date that is six (6) months after the date of the Executive’s “separation from service” with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section shall be made in lump sum on the first day of the seventh month following the Executive’s separation from service, or, if earlier, the date of the Executive’s death.

In addition, to the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (b) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition before actual payment to the Executive under Section 409A. The Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, the Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

10.	Governing Law; Venue and Jurisdiction.

This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The Parties agree that any action, suit, or proceeding arising out of or relating to this Agreement or the relationship of the Executive and the Company (to the extent not subject to arbitration pursuant to Section 11 of this Agreement) shall be instituted exclusively in the state or federal courts located in the State of New York in either the County of New York or the County of Westchester. Each Party irrevocably consents to the personal jurisdiction of such courts and waives any objection to venue therein.

11.	Arbitration.

A.	Agreement to Arbitrate. Except as provided in Section 11(B) below, any dispute, controversy, or claim arising out of or relating to this Agreement or the Executive’s employment with the Company, including but not limited to claims of breach of contract, wrongful termination, discrimination, harassment, retaliation, or any other employment-related claim, shall be resolved exclusively by final and binding arbitration administered by JAMS in New York City, New York, with any hearings to be held at JAMS headquarters located at 620 8th Avenue, New York, New York 10018 unless the parties agree to another location, in accordance with JAMS’ then-applicable Employment Arbitration Rules and Procedures. The arbitrator shall have the authority to grant any remedy or relief that a court of competent jurisdiction could order. The decision of the arbitrator shall be final, binding, and enforceable in any court of competent jurisdiction. The costs of arbitration (excluding each Party’s attorneys’ fees, which shall be borne by each Party unless otherwise determined by the arbitrator) shall be shared equally by the Parties unless the arbitrator determines otherwise.

B.	Exception for Injunctive Relief. Notwithstanding the foregoing, the Company shall have the right to seek temporary or permanent injunctive relief or other equitable relief in any court of competent jurisdiction to enforce the restrictive covenants set forth in Section 7 of this Agreement or to protect the Confidential Information set forth in Section 3 of this Agreement, without first submitting to arbitration and without the necessity of posting any bond or other security. The exercise of this right shall not constitute a waiver of the Company’s right to submit any other dispute to arbitration.

12.	General Provisions.

A.	Assignment. Neither Party may assign, transfer, or convey this Agreement without the other Party’s prior written consent. Notwithstanding the foregoing, the Company may assign this Agreement to any successor entity in connection with a merger, consolidation, sale of all or substantially all of its assets, or similar transaction. This Agreement will be binding upon and inure to the benefit of the heirs, executors, and legal representatives of the Executive upon the Executive’s death.

B.	Entire Agreement. Unless specifically provided herein, this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements, written or oral, with respect thereto, including without limitation the Starton-Titan CFO Agreement and any prior employment agreement between the Company and the Executive relating to the Executive’s services.

C.	Modification. This Agreement may not be amended or modified except by a writing validly executed by both Parties.

D.	Severability. If any provision of this Agreement, or any part thereof, is held by a court to be unenforceable, the Parties agree that the court making such determination shall have the power to sever or otherwise delete specific words or phrases to the extent necessary to permit the remaining covenants to be enforced, and in its reduced form, such provision shall then be enforceable and shall be enforced.

E.	Notices. All notices, requests, communications, consents, and demands shall be made in writing and shall be (a) sent by registered or certified mail, first class, postage prepaid, return receipt requested, or (b) delivered by hand, electronic transmission, or messenger to the party being notified at the party’s address specified below that party’s signature block or such other address as the addressee may subsequently notify the other Party of in writing.

F.	Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

G.	Clawback Provisions. Any incentive-based compensation payable to the Executive shall be subject to recovery or clawback solely to the extent required by applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission, applicable national securities exchange listing standards, or any written clawback policy duly adopted by the Company that is generally applicable to the Company’s executive officers. Any such clawback or recovery shall be applied to the Executive on terms no less favorable than those applied to other similarly situated executive officers of the Company and shall not exceed the amount required to be recovered under applicable law, regulation, listing standard, or such policy.

H.	Waiver; Survival. The obligations of the Executive under this Agreement shall survive termination of the Executive’s employment by the Company. Any failure on the part of the Company to insist upon the performance of this Agreement or any part hereof shall not constitute a waiver of any right under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right.

I.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution by electronic signature shall be valid and binding.

J.	Attorneys’ Fees. In the event of a legal action incurred in asserting or defending rights under this Agreement, whether before a court of competent jurisdiction or in arbitration, either as plaintiff or defendant, to enforce this Agreement, including any of the restrictive covenant obligations referenced in Section 3, Section 7, or Section 8, then the prevailing Party shall be entitled to recover its reasonable attorneys' fees and costs.

K.	Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

L.	Other Agreements. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company does not, and will not, breach any agreement to keep in confidence confidential information, knowledge, or data acquired by the Executive in confidence or in trust prior to his employment with the Company or any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting the employees, customers, or vendors of such previous employer or other party. The Executive also represents that he will not disclose to the Company, or induce the Company to use, any confidential information, knowledge, or material belonging to any previous employer or others.

13.	Acknowledgement of Full Understanding.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

STARTON THERAPEUTICS INC.

By:	/s/ Pedro Lichtinger Waisman

Name:	Pedro Lichtinger Waisman

Title:	Chairman and Chief Executive Officer

Date:	September 8, 2026

Address:

215 College Road, Suite #300
Paramus, NJ 07652
Attention: Pedro Lichtinger, Chairman & CEO
E-Mail: plichtinger@startontx.com

EXECUTIVE

/s/ Saleem Elmasri

Saleem Elmasri

Date:	September 8, 2026

Address:

6 Highland Avenue
Madison, NJ 07940
scelmasri@gmail.com

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